EXHIBIT 10.7
THE GOODYEAR TIRE & RUBBER COMPANY
GRANT AGREEMENT
CASH PERFORMANCE UNIT GRANT
Name
Title
     The 2008 Performance Plan of The Goodyear Tire & Rubber Company (the “Company”) was adopted by the Board of Directors at their meeting on April 8, 2008 (the “Plan”). A copy of the Plan is attached. At the                     , 20___ meeting of the Compensation Committee of the Board of Directors (the “Committee”), you were awarded a Cash Performance Unit Grant (the “Units”) as follows:

Date of Grant:

Number of Units Granted:

Performance Period:	1-1-___ through 12-31-___

Unit Value	$0 to $200
     The value of the Cash Performance Units specified above (the “Unit Value”) which you will earn at the end of the                     -year Performance Period specified above (the “Performance Period”) will be determined and contingent upon the extent to which Performance Goals are achieved. The Unit Value may be adjusted from $0 up to $200, depending on the level of achievement of Performance Goals. Payment of the Units will be made as provided under the General Terms and Conditions. The Performance Measures, Performance Goals and Unit Value schedule for the Performance Period for your Cash Performance Unit Grant are described in Annex A.

The Goodyear Tire & Rubber Company , 20___

Grant Agreement received and agreed to:

Name	Date

GRANT AGREEMENT
(Continued)
General Terms and Conditions
     1. The Cash Performance Unit Grant for the number of Units specified above is granted to you under, and governed by the terms and conditions of, the Plan and this Grant Agreement. Your execution and return of the enclosed copy of this Grant Agreement constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan, this Grant Agreement and Annex A. All defined terms used in this Grant Agreement have the meanings set forth in the Plan.
     2. All rights conferred upon you under the provisions of this Grant Agreement are personal to you and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company, except by will or the laws of descent and distribution.
     3. The Number of Units Granted will be multiplied by the Unit Value to determine the dollar amount of the Performance Award (the “Performance Award”) to be paid after the end of the Performance Period as provided in Section 8 of this Grant Agreement. All awards will be paid in cash.
     4. As further consideration for the Units granted to you hereunder, except as otherwise provided in this Section 4 or in Section 5, you must remain in the continuous employ of the Company or one or more of its Subsidiaries until December 31, 20___, the end of the Performance Period. The number of units granted will be prorated in the event of your death or termination of employment at any age after 30 or more years, or at age 55 or older with at least 10 years, of continuous service with the Company and its subsidiaries prior to completion of the Performance Period. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period (___) and multiplying the result by the Number of Units Granted. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by multiplying the prorated Number of Units Granted by the Unit Value for the Performance Period and paid after the end of the Performance Period as provided in Section 8 of this Grant Agreement. Further, in the event that you incur a Severance during the Performance Period, the Units shall be deemed to have been fully earned at the target amount of the award opportunity specified in Annex A, to the extent provided in Section 8 of this Grant Agreement, and shall be paid as provided in Section 8 of this Grant Agreement. The Performance Award will be paid in cash. Nothing contained herein shall restrict the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause.
     5. In the event your employment status changes during the Performance Period due to layoff, leave of absence or termination of employment while receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its Subsidiaries, the number of units granted will be prorated. Pro-rata units are calculated by dividing the number of months worked by the number of months in the Performance Period (___) and multiplying the result by the Number of Units Granted. For purposes of the pro-rata unit calculation, if any portion of a month is worked, credit will be provided for the full month. The Performance Award will be determined by

GRANT AGREEMENT
(Continued)
multiplying the prorated Number of Units Granted by the Unit Value for the Performance Period and paid after the end of the Performance Period as provided in Section 8 of this Grant Agreement. The Performance Award will be paid in cash.
     6. In the event you retire or otherwise terminate your employment with the Company or a Subsidiary and within 18 months after such termination date you accept employment with a competitor of, or otherwise engage in competition with, the Company, the Committee, in its sole discretion, may require you to return, or (if not received) to forfeit, to the Company the payments made (or to be made) hereunder which you have received (or will receive) at any time on or after the date which is six months prior to the date of your termination of employment with the Company. Additionally, all Units granted to you hereunder which are outstanding prior to your competitive engagement shall be automatically cancelled.
     7. You will be required to satisfy all federal, state and local tax and payroll withholding obligations arising in respect of any distribution of cash to you or deferral of the Units. Such withholding obligations will be deducted from your Units.
     8. (a) Except as provided in Section 8(b), any payment of a Performance Award shall be made (i) after the end of the Performance Period but in no event later than March 15, 20___; or (ii) (A) in the event of your earlier Severance during the Performance Period which also constitutes a “Severance” for purposes of the Company’s Continuity Plan for Salaried Employees (or any successor to such plan) (the “Continuity Plan”), pursuant to the provisions of the Continuity Plan in respect of any Units granted pursuant to the Plan and this Grant Agreement, as a successor plan to the Company’s Executive Performance Plan, and, in that event, Section 13 of the Plan shall not apply and you will not be entitled to receive any additional payment in respect of the Units under the Plan or this Grant Agreement, or (B) in the event of your earlier Severance during the Performance Period which does not constitute a “Severance” for purposes of the Continuity Plan, within 30 days after your Severance.
          (b) Notwithstanding the foregoing, you may elect on a form provided by the Company (the “Deferral Election”) to defer all or a specified whole percentage of the Units earned in accordance with the parameters specified in Section 8(c)(4), in which event the amount you elect to defer will be credited by March 15, 20___ to an account maintained in the records of the Company and will be invested as provided in Section 8(d). The Deferral Election must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Company on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Units would otherwise be earned. If you first become eligible to defer the Units after the beginning of the Performance Period (within the meaning of Section 409A of the Code and after applying the plan aggregation rules for voluntary deferral plans), the Deferral Election must be filed with the Company by, and shall become irrevocable as of, the thirtieth (30th) day following the Date of Grant (or such earlier date as specified by the Company on the Deferral Election) and shall only apply to the Units earned after the Deferral Election becomes irrevocable using the procedures set forth under Section 409A of the Code. Once irrevocable, a Deferral Election shall not be amended or terminated; provided, however, your Deferral Election will be terminated in the event of your “separation from service” during the Performance Period. You will be deemed to have a “separation from service” on the date of your termination, if after the date of your termination you are not

GRANT AGREEMENT
(Continued)
reasonably anticipated to provide a level of bona fide services to the Company or any affiliate that exceeds 25% of the average level of bona fide services provided by you in the immediately preceding 36 months (or, if less, the full period of services to the Company or any affiliate).
          (c) A Performance Award deferred pursuant to the terms of this Grant Agreement (“Deferred Compensation”) shall be payable as follows:
               (1) In the event that your employment with the Company or a Subsidiary is terminated by reason of voluntary termination, layoff due to job elimination or job relocation, involuntary termination for any reason or any other termination for any other reason other than your death, Disability (defined as receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its Subsidiaries that determines eligibility in conformity with Treasury Regulation §1.409A-3(i)(4)) or Retirement (defined as termination of employment at age 55 or older with at least 10 years of continuous service with the Company and its subsidiaries), the entire amount of your Deferred Compensation shall be paid on the first business day following the six-month anniversary of such termination of employment.
               For purposes of establishing whether you have terminated, hence had a separation of service within the meaning of Section 409A of the Code, you will be deemed to have a separation of service on the date of your termination, if after the date of your termination you are not reasonably anticipated to provide a level of bona fide services to the Company or any affiliate that exceeds 25% of the average level of bona fide services provided by you in the immediately preceding 36 months (or, if less, the full period of services to the Company or any affiliate).
               (2) In the event of your death (whether before or after your Retirement or Disability), the entire amount of your Deferred Compensation shall be paid in a lump sum within sixty (60) days after the date of your death to any person or entity (including a trust or your estate) last designated in writing by you on the form provided by the Company and delivered to the Committee prior to your death.
               (3) In the event you terminate after meeting the requirements for Retirement or Disability, the distribution of your Deferred Compensation shall be made in accordance with your election made in accordance with paragraph 4 below.
               For purposes of establishing whether you have retired, hence had a separation of service within the meaning of Section 409A of the Code, you will be deemed to have a separation of service on the date of your Retirement, if after the date of your Retirement you are not reasonably anticipated to provide a level of bona fide services to the Company or any affiliate that exceeds 25% of the average level of bona fide services provided by you in the immediately preceding 36 months (or, if less, the full period of services to the Company or any affiliate).
               (4) If your Deferred Compensation has not been paid pursuant to paragraphs (1) or (2) above, then it shall be paid pursuant to the time and form of the elections made pursuant to this paragraph (4). You must at the time of your election to defer Units earned, specify the time

GRANT AGREEMENT
(Continued)
and form of payment of such Deferred Compensation only in one of the following times and forms:
               (i) In a lump sum on the 15th day of January following the specified anniversary of the end of the Performance Period with respect to which the Deferred Compensation was earned where you specify an anniversary of between 2 and 20 years at the time of election to defer; or
               (ii) In a lump sum on the later of (1) six (6) months following Retirement or Disability or (2) on the 15th day of January of the year following the year of your termination due to Retirement or Disability, or
               (iii) In annual installments over a period specified by you at the time of the Deferral Election of no more than fifteen (15) years, commencing in each case on the later of (1) six (6) months following Retirement or Disability or (2) on the 15th day of January of the year following the date of your Retirement or Disability, each installment to equal the aggregate amount of all your Deferred Compensation then remaining in your account subject to such election, determined as at the close of the business day immediately prior to such distribution date, divided by the number of installments then remaining to be made (including the installment to be paid on such distribution date); or
               (iv) In annual installments over a period specified by you at the time of the Deferral Election of no more than fifteen (15) years, commencing in each case on the 15th day of January following the specified anniversary of the end of the Performance Period with respect to which the Deferred Compensation was earned where you specify an anniversary of between 2 and 20 years at the time of election to defer, each installment to equal the aggregate amount of all Deferred Compensation then remaining in your account subject to such election, determined as at the close of the business day immediately prior to such distribution date, divided by the number of installments then remaining to be made (including the installment to be paid on such distribution date).
             (5) With respect to an attempted deferral by a Participant for which no effective election as to time of payment has been filed with the Committee, such Performance Award will be paid in accordance with Section 8(a) and the attempted deferral will be null and void.
          (d) At the time you make your election to defer Units earned in respect of the Performance Period, you must choose from the Reference Investment Fund or Funds attached hereto and allocate your Performance Award, among one or more such Reference Investment Funds which as of March 15, 20___ will be established as your Cash Performance Unit Account with respect to your Performance Award. You can make changes to your Reference Investments in your Cash Performance Unit Account at any time online. The Committee shall have absolute discretion in the selection of Reference Investment Funds available and may, from time to time, change the available Reference Investment Funds as it deems appropriate. Any such change of Reference Investment Funds will be communicated to you in accordance with procedures adopted by the Committee.

GRANT AGREEMENT
(Continued)
     9. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed by registered mail directed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address. This Grant Agreement shall be construed and shall take effect in accordance with the laws of the State of Ohio.
     10. The obligations of the Company under this Grant Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver cash in the future, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Grant Agreement.
     11. It is intended that this Grant Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Grant Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject you to the additional tax imposed under Section 409A of the Code.
     Notwithstanding anything contained in this Grant Agreement to the contrary, if you are a “specified employee,” within the meaning of Section 409A of the Code, with December 31 being the specified employee identification date and the following January 1 being the specified employee effective date, on the date you incur a separation from service, then to the extent required in order to comply with Section 409A of the Code, all payments under this Grant Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service and that would otherwise be paid during the first six months following such separation from service shall be accumulated through and paid (together with interest on any cash amounts at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination), on the first business day that is more than six months following your separation from service (or, if you die during such six-month period, within 90 days after your death).
     12. The Board of Directors may only terminate the provisions of this Grant Agreement with respect to compensation deferred hereunder (referred to in this Section 12 as the “plan”) pursuant to the following conditions:
          (a) The Company may terminate and liquidate the plan within 12 months of a corporate dissolution taxed under Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the plan are included in your gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (1) the calendar year in which the

GRANT AGREEMENT
(Continued)
plan termination and liquidation occurs; (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (3) the first calendar year in which the payment is administratively practicable.
          (b) The Company may terminate and liquidate the plan pursuant to irrevocable action taken by the Board of Directors within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)), provided that this paragraph will only apply to a payment under the plan if all agreements, methods, programs and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.
          (c) The Company may terminate and liquidate the plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company; (2) the Company terminates and liquidates all agreements, methods, programs and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation §1.409A-1(c) if any participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated; (3) no payments in liquidation of the plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the plan if the action to terminate and liquidate the plan had not occurred; (4) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan; and (5) the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation §1.409A-1(c) if the same service provider participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the plan.